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EXHIBIT 99.1


                                                                      [CNA LOGO]
FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:
Media:                                                  Analysts:
Charles Boesel, 312/822-2592                                 Dawn Jaffray,
312/822-7757
Katrina Parker, 312/822-5167

            ROBERT L. MCGINNIS PROMOTED TO CHIEF EXECUTIVE OFFICER OF
                          CNA LIFE AND GROUP OPERATIONS

CHICAGO, JUNE 11, 2003 - Today, CNA Financial Corporation (NYSE:CNA) announced that Robert L. McGinnis will become the new President and Chief Executive Officer of CNA Life and Group Operations, CNA insurance companies. Mr. McGinnis today succeeds Robert W. Patin, who recently announced his retirement.

In his new position, Mr. McGinnis, 36, is responsible for CNA's individual life, institutional markets and group operations. He joined CNA in 2001 as Executive Vice President and Chief Operating Officer of Group Operations.

"This is a logical transition for an experienced CNA leader," said Stephen W. Lilienthal, Chief Executive Officer of CNA Financial Corporation. "As a key member of our senior management team, Rob has demonstrated his knowledge of the industry and his ability to take on new challenges. I am confident that, in this new leadership role, he will build on the foundation he has already established."

Mr. McGinnis added, "I am honored to take on new responsibilities for CNA's Life and Group Operations. I welcome the opportunity to work with our dedicated team of professionals to provide our policyholders with the best possible products and services while delivering value to our shareholders."

Before joining CNA, Mr. McGinnis was Chief Operating Officer of United Healthcare's small business group. Prior to that, he was Regional Vice President for United Healthcare's Texas/Western Region. Mr. McGinnis began his insurance career as a group manager and sales executive with Prudential Health-Care.

CNA is the country's fourth largest commercial insurance writer, the 11th largest property and casualty company and the 51st largest life insurance company. CNA's insurance products include standard commercial lines, specialty lines, surety, reinsurance, marine and other property and casualty coverages; life and accident insurance; group long term care, disability and life insurance; and pension




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products. CNA services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

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                            FORWARD-LOOKING STATEMENT

The statements contained in this press release, which are not historical facts, are forward-looking statements. When included in this press release, the words "believes," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Forward-looking statements include expected developments in the insurance business of CNA (the "Company"), including losses for asbestos, environmental pollution and mass tort claims; the Company's expectations concerning its revenues, earnings, expenses and investment activities; expected cost savings and other results from the Company's restructuring activities; and the Company's proposed actions in response to trends in its business.

Such statements, and the financial condition and results of operations of the Company and the price of the Company's common stock, are subject to a variety of inherent risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others: general economic and business conditions, including inflationary pressures on medical care costs, construction costs and other economic sectors that increase the severity of claims; changes in financial markets such as fluctuations in interest rates, long-term periods of low interest rates, credit conditions and currency, commodity and stock prices; the effects of corporate bankruptcies, such as Enron and WorldCom, on surety bond claims, as well as on capital markets and on the markets for directors & officers and errors & omissions coverages; changes in foreign or domestic political, social and economic conditions; regulatory initiatives and compliance with governmental regulations; judicial decisions and rulings, including interpretation of policy provisions, decisions regarding coverage and theories of liability, trends in litigation and the outcome of any litigation involving the Company; changes in tax laws and regulations; regulatory limitations and restrictions upon the Company and its insurance subsidiaries; the impact of competitive products, policies and pricing and the competitive environment in which the Company operates, including changes in the Company's books of business; product and policy availability and demand and market responses, including the level of ability to obtain rate increases and decline or non-renew underpriced accounts, to achieve premium targets and profitability and to realize growth and retention estimates; development of claims and the impact on loss reserves, including changes in claim settlement practices; the effectiveness of current initiatives by claims management to reduce loss and expense ratio through more efficacious claims handling techniques; the performance of reinsurance companies under reinsurance contracts with the Company; results of financing efforts, including the availability of bank credit facilities; changes in the Company's composition of operating segments; weather and other natural physical events, including the severity and frequency of storms, hail, snowfall and other winter conditions, as well as of natural disasters such as hurricanes and earthquakes; man-made disasters, including the possible occurrence of terrorist attacks and the effect of the absence of applicable terrorism legislation on coverages; the occurrence of epidemics; exposure to liabilities due to claims made by insureds and others relating to asbestos remediation and health-based asbestos impairments, and exposure to liabilities for environmental pollution and other mass tort claims; a national privately financed trust to replace litigation of asbestos claims with payments to claimants from the trust is not established or is not approved through federal legislation, or, if established and approved, contains funding requirements in excess of the Company's established loss reserves or carried loss reserves; the sufficiency of the Company's loss reserves and the possibility of future increases in reserves; the level of success in integrating acquired businesses and operations, and in consolidating existing ones; the possibility of changes in the Company's ratings by ratings agencies and changes in rating agency policies and practices; the actual closing of contemplated transactions and agreements; and various other matters and risks (many of which are beyond the Company's control) detailed in the Company's Securities and Exchange Commission filings.

These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statement contained in this press release to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.


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